Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-107090) of Citadel Security Software Inc. of our report dated February 10, 2006, except for Note P to which the date is March 6, 2006, relating to the consolidated financial statements of Citadel Security Software Inc. which appear in this Form 10-K.

/s/ KBA Group LLP
KBA Group LLP
Dallas, Texas
March 27, 2006